Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of HF Enterprises, Inc. (the “Company”) on Form S-1 to be filed on July 30, 2020, of our report dated July 30, 2020, with respect to our audit of the financial statements of HF Enterprises, Inc. as of December 31, 2019 and 2018, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
July 30, 2020